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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 8-K/A



                                CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934



        DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): JUNE 3, 1998


                             NAB ASSET CORPORATION
             (Exact name of registrant as specified in its charter)


          TEXAS                       0-19391                  76-0332956
  (State of Incorporation)    (Commission File Number)       (IRS Employer
                                                           Identification No.)



                                2 Ada, Suite 100
                           Irvine, California  92618
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



                                  714/790-8000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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Item 2.  Acquisition or Disposition of Assets

     On June 3, 1998 the following transactions (which were reported in the Registrant's Form 8-K dated March 2,1998, which this filing amends) were rescinded (effective March 2,1998) by agreement of the parties to such transactions:

     1. The Registrant's purchase on March 2, 1998 of all the outstanding shares of the capital stock of Stanwich Holdings, Inc. ("Holdings"), a holding company which in turn owns all the outstanding shares of the capital stock of Stanwich Financial Services, Corp. ("SFSC").

     2. The termination of an option (the "CPS Option") held by Consumer Portfolio Services, Inc. ("CPS") to purchase the Holdings Shares.

     As a result of such rescission, (i) ownership of the Holdings shares (and derivatively, the SFSC shares) has reverted to the former owners of such shares, who are Charles E. Bradley ("Bradley, Sr."), Charles E. Bradley, Jr. ("Bradley, Jr."), John G. Poole ("Poole") and Scott A. Junkin ("Junkin"), and (ii) the CPS Option has been reinstated. Bradley, Sr. is the Chairman of the Board of CPS and the Registrant. Bradley, Jr. is the president and a director of CPS and a director of the Registrant. Poole is a director of CPS. CPS owns 38% of the outstanding shares of the Registrant's common stock.

     In connection with the rescission, all of the promissory notes issued by the Registrant to purchase the Holdings shares and to terminate the CPS Option have been cancelled, and the cash consideration ($750) given by the Registrant has been repaid to the Registrant. The Registrant had made no principal or interest payments under such promissory notes.

     The parties agreed to the rescission after it was determined that certain expected economic and tax benefits from the acquisition and ownership of the Holdings shares would not be available to the Registrant.

Item 7.  Financial Statements and Exhibits

     (a) and (b).  Not applicable

     (c) Exhibits. The only Exhibit to this filing is the following which is incorporated herein by reference:

          10.23 Rescission Agreement dated June 3, 1998 (but effective as of March 2, 1998) among the Registrant, Consumer Portfolio Services, Inc., Charles E. Bradley, Charles E. Bradley, Jr., John G. Poole and Scott A. Junkin.
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAB ASSET CORPORATION

          Dated June 3, 1998             By:/s/Alan Ferree

                                           Alan Ferree, Chief Financial Officer